Exhibit 8.2

Address: Room 512 Jingguang Center Office Building, Chao Yang District, Beijing, China
TEL: (8610) 65978188                FAX: (8610) 65974988                Postal Code:100020
November 4, 2010
China Xiniya Fashion Limited
Xiniya Industry Mansion
Xintang Development Area, Jinjiang
Fujian Province, 362200
People’s Republic of China
Dear Sir or Madam,
     We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion on the PRC Laws (“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, legislations of the PRC which are officially published and publicly available). For the purpose of this opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.
     We have acted as the PRC legal counsel to China Xiniya Fashion Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the initial public offering of American Depositary Shares representing the ordinary shares of the Company (the “Offering”) pursuant to the registration statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     We have been requested to issue this letter with regard to the laws of PRC as at the date hereof, as requested by the Company relating to certain PRC tax matters set forth under the caption “Taxation — PRC Taxation” in the Company’s prospectus included in the Registration Statement.
     The opinion set out in this letter is given on the basis of PRC laws and regulations effective as at the date hereof. There is no assurance that such laws and regulations will not be repealed, amended, re-interpreted or replaced in the immediate future or in the long term with or without retrospective effect.
     This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.
     On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain PRC tax matters set forth under the caption “Taxation — PRC Taxation” in the Company’s prospectus included in the Registration Statement, are true and accurate based on current PRC law at the date of this letter and that such statements constitute our opinion.
      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Taxation” in the prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours sincerely,
/s/ Beijing Mingtai Law Firm
Beijing Mingtai Law Firm

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